Exhibit 10.4
2007-000057-E
MEDICARE PLATINO CONTRACT
AMENDMENT
(Medicaid Wraparound)
Agreement Between
Puerto Rico Health Insurance Administration (PRHIA) a public instrumentality of the Commonwealth of Puerto Rico organized pursuant to Act 72, of September 7, 1993, as amended, hereinafter referred to as the “PRHIA”, and represented by its Executive Director, Domingo Nevárez Ramírez, MHSA;

And
TRIPLE-S SALUD, INC., a private corporation duly organized and authorized to do business under the laws of the Commonwealth of Puerto Rico, with Employer Social Security Number ###-##-####, hereinafter referred to as “CONTRACTOR”, and represented by its Chief Executive Director, Socorro Rivas;

Contractor Name
For the Provision of the wraparound
coverage for the Government Health
Insurance Dual-Eligible Population

WITNESSETH
In consideration of the mutual covenants and agreements hereinafter set forth; the parties, their personal representatives and successors, agree as follows:
WHEREAS: The parties entered into a contract to provide all the health care services and supplies that are covered by the contractor’s Medicare Advantage Product and the Medicaid wraparound benefits known as Medicare Platino; to serve the “dual eligible” population and the government employees qualified to participate in the Puerto Rico Health Insurance Administration program (PRHIA); during the calendar year 2010; contracts numbers 07-057, 07-057A, 07-057B, 07-057C and 07-057D.
WHEREAS: The PRHIA has decided to renegotiate rates with the plans currently contracted and revise the Plan Benefit Package to assure compliance with CMS regulations for the calendar year 2011 and PRHIA population needs and services requested.
Now therefore; according to the above premise the PRHIA and Triple-S Salud, Inc. have decided to amend the contract as follows:
Article I: To amend provision I to incorporate the definition of “Clean Claims” to read as follows:
Means one that contains the necessary information regarding the service rendered, as well as the information and the documents that are necessary to process said claim. In any instance, the information requested to the provider can depend on or by under the control of the CONTRACTOR. Therefore, the CONTRACTOR shall process a claim although it does not contain any required information in case that such information is accessible to or is under its control.

Article II: To amend provision 2.1 to read as follows:
     2.1 Term
a)	This agreement is effective January 1st, 2011 and shall remain in effect until December 31, 2011 or until the execution of an extension renewal or successor Agreement approved by the PRHIA Board of Directors.
Article III: To amend provision 3.1(b) to read as follows:
     3.1 Premium Payments
a)	....

b)	The monthly premiums are attached hereto as Appendix B(1)(11) and shall be deemed incorporated into this Agreement without further action by the parties .....
Article IV: To amend provision 4 to reads as follows:
     4. Service Area
The service area described in Appendix A (1)(11) of this Agreement; which is hereby made part of this agreement as if set forth fully herein, is the specific geographic area within which Eligible persons shall enroll in the contractor’s Medicare Platino Product.
Article V: To amend provision 6.5 to read as follows:
6.5 Contractor Liability
As of the effective date of enrollment, and until the effective date of disenrollment from the Contractor’s product, the Contractor shall be responsible for the provision and cost of the Medicare Platino Benefit Package as describe in:

Appendix C 1 (11)	Medicare Advantage Product (PBP) submitted to CMS on June 7, 2010

Appendix C 2 (11)	Medicaid Product (Wraparound) of this Agreement; without co-payments for Enrollees whose names appear on the prepaid Premium Plan Roster.

Appendix C-5 (11)	Coordinated Care Model Norms 2011 Certification

Article VI: To amend provision 10.2 to read as follows:
     10.2 Benefit Package and Non Covered Services Descriptions
Due to the fact that at the time of the execution of this Agreement PRHIA has not received the approved PBP from CMS, all the terms and conditions of this Agreement are subject to PRIHA determination (at its sole discretion) that the PBP complies with all the requirements of Medicare Platino 2011 adopted by PRHIA. If PRHIA determines that the PBP does not comply with Platino 2011 requirements, the CONTRATOR is responsible to request the necessary changes and obtain final approval from CMS. Until PRHIA determines, and confirms to the CONTRATOR in writing that the PBP complies with all the requirements, the CONTRATOR will be prohibited from conducting any soliciting, enrollment or publication of any marketing material.
The Medicare Platino Benefit Package and Non-Covered Services agreed to by the Contractor and the PRHIA are contained in:

Appendix	C-1 (11)	Medicare Advantage Product (PBP) submitted to CMS for approval on June 7, 2010

Appendix	C-2 (11)	Medicaid Wraparound

Appendix	C-3 (11)	Services not covered by Medicare Platino but provided by the Department of Health which are hereby made a part of this agreement as if set forth fully herein.

Appendix	C-4 (11)	Summary of Benefits Report — The Summary Benefits (SB) included as Appendix C-4 (11) was submitted by the Medicare Advantage Association (MAO) and has yet to be approved by PRHIA Compliance Office. The Parties agree that the inclusion of the SB does not mean that the same have already been approved and that, if necessary, changes could be requested. Therefore, since the SB needs the approval of the PRIHA, this Section could be amended subject to PRHIA, review.

Appendix	C-5 (11)	Coordinated Care Model Norms 2011 Certification

Appendix	C-6 (11)	Co-payments Certifications

Appendix	C-7 (11)	Value Added Benefits Certification

Appendix	C-8 (11)	Amendment Appendix F

Article VI: To amend provision 13 to read as follows:
     13. Access Requirements
The Contractor agrees to provide enrollees access to Medicare Platino Benefit Package and Covered Services as describe in Appendix C-1(11), C-2(11), C-3 (11) and C-4 (11) in a manner consistent with professionally recognized standards of health care and access standards required by 42CFR Section 422.11/438.206 and Law 72 of September 7, 1993, as amended, respectively.
Article VII: To amend provision 19.4 “Timely Payment” to read include the as following language:
Contractor shall make payments to health care providers for items and services included in the Contractor’s Medicare Platino Product on a timely basis, consistent with the claims payment procedures established in Act Number 104 of July 19, 2002 known in Spanish as “Ley de Pago Puntual de Reclamaciones a Proveedores de Servicios de Salud Puerto Rico” and any federal law or regulation, as applicable.
The ninety five percent (95%) of all clean claims must be paid by the Contractor not later than thirty (30) calendar days from the date of its receipt, and 100% of all clean claims must be paid by the MAO not later than fifty (50) calendar days from the date of its receipt, including claims billed on paper or electronically.
Unclean Claims
The 90% of the unclean claims must be resolved and processed with payment by the Contractor, if applicable, not later than ninety (90) calendar days from the date of initial receipt; this includes claims billed on paper or electronically.
The 9% of the unclean claims must be resolved and processed with payment by the Contractor, if applicable, not later than six (6) calendar months from the date of initial receipt; this includes claims billed on paper or electronically.
The 1% of all unclean claims must be resolved and processed with payment by the Contractor, if applicable, not later than the year (12 months) from the date of initial receipt; this includes claims billed on paper or electronically.
The Contractor shall not establish any administrative proceeding that can impede the Provider to submit a clean claim. Some examples are administrative audits, authorization numbers and other formalities that are under complete control of the MAO.

The Contractor must report the details to the providers of the requirements of what constitutes a clean bill, and cannot make changes to the rules without the prior consent of the providers, unless it is required by PRIHA or any applicable Commonwealth or federal law or regulation.
Refusals
In cases where there is an intention to denied hospital days or denied services to a provider, and the denial is not accepted by the provider or the issue is in an appeal process, the Contract shall not withhold payment until the case is finally adjudicated.
In these instances, if there is no agreement between the Parties, a third party, external to the Contractor and the Provider and chosen by mutual agreement with competence in the case, will judge over the denial in a period not greater than thirty (30) calendar days. The part adversely affected in the case in question will pay for the third party’s service fees. If there is no agreement on the third party’s selection, s/he shall be appointed by PRHIA and the parties will comply with the third party’s decision. The Contractor cannot withhold the payment to the providers until the controversy is firm and final.
The party who cause the error shall pay the Third Party’s service fees. If both parties have cause an error, the third parties shall determine the percentage attributable to each party, in which case payment to the Third Party shall be in accordance with the percentage of responsibility.
Hospitalization services or extending for more than thirty (30) days
In the event of hospitalization or extended services that exceed thirty (30) calendar days, the provider may bill and collect at least once a month for services rendered to the patient, these services will be paid according to the procedures discussed in this section (“Payment to Providers “).
Other Contract Provisions
The Contractor may reach other agreements to improve any provision, but not be more restrictive than the provisions of this Section (“Payment to Providers”).
Recoupment to Providers
Whenever the Contractor determines that a claim was paid in error, it may recoup the money. It has to send a written notice, stating the reasons for the recoupment, a list of claims paid in error, and the amounts to be recovered. Any recoupment must be clearly and unambiguously identified and evidenced with documents that support it; a simple explanation will not suffice.

The participating Provider shall have a period of ninety (90) calendar days to object to the recovery or make the requested payment. The recovery may be effectuated by any means agreed between the parties, including the withholding of payment.
Any recoupment to be determined against a provider by the Contractor must be clearly and unambiguously identified and demonstrated, a simple explanation will not suffice without documents that support it.
If case that the Provider and the Contractor do not agree on the amount to be recoup, the method by which it will recover, a third party may be appoint by mutual agreement to resolve the dispute. ASES shall appoint the Third Party if the provider and the selected Contractor does not reach an agreement on this matter.
The party who cause the error shall pay the Third Party service fees. If both parties have cause an error, the third parties shall determine the percentage attributable to each party, in which case payment to the Third Party shall be in accordance with the percentage of responsibility.
The Contractor cannot deny or make a recoupment whenever it has issued a document authorizing a health service, but then it determines that there was an error because the service is not covered or the patient is not insured of the entity. This provision does not apply in cases of fraud.
Article IX: To amend provision 15 “Contractors Reporting Requirements” included the following language:
Utilization Guidelines
Utilization Guidelines to be used for clinical audit must be approved by PRHIA and must be prepared by nationally recognized companies. The Contractor submitted as part of the information requested, the licenses for use and certification of personnel training that will be using. These Guidelines should be sent to the Executive Office within 30 days of signed contract.
Reports
The Contractor has the responsibility to submit quarterly a report indicating the percent of payment of clean and unclean claims within the terms stipulated in this Standard and the number of situations related to this subject and any other information
Penalties for Non-Compliance
Non compliance with this Public Policy regarding payment to providers could result in administrative sanctions and or fines ranging from $100.00 to $1,000.00 per each billing “line” not paid or partially paid.
Normative Letter
If necessary, ASES will issue a Normative Letter to clarify any issue related to the procedure to be followed under this section, including the terms and payment of interests.
Article X: All other terms provisions and conditions of the contract remain unchanged.
In witness whereof, the parties have duly executed this Amendment of August 26, 2010.

PUERTO RICO HEALTH	TRIPLE-S SALUD, INC.
INSURANCE ADMINISTRATION

/s/ Domingo Nevárez Ramírez	/s/ Socorro Rivas
Domingo Nevárez Ramírez, MHSA	Socorro Rivas
Executive Director	Chief Executive Officer Triple-S Salud, Inc.
Cifra de Cuenta 5000-100

APPENDIX A(1)(11)
SERVICE AREA
APPENDIX A(1)(11)
TRIPLE-S SALUD, INC.
Geographic Areas:

North East Health Area	composed of the municipalities of Canóvanas, Carolina, Ceiba, Culebra, Fajardo, Loíza, Luquillo, Rio Grande, Trujillo Alto and Vieques.

West Health Area	composed of the municipalities of Aguada, Aguadilla, Añasco, Cabo Rojo, Hormigueros, Isabela, Lajas, Las Marías, Maricao, Mayagüez, Moca, Rincón, Sabana Grande, San Germán, and San Sebastián.

South East Health Area	composed of the municipalities of Aibonito, Orocovis, Arroyo, Barranquitas, Coamo, Guayama, Juana Díaz, Maunabo, Patillas, Salinas, Santa Isabel and Villalba.

East Health Area/Region	composed of Aguas Buenas, Caguas, Cayey, Cidra, Gurabo, Humacao, Juncos, Las Piedras, Naguabo, San Lorenzo, and Yabucoa.

North Health Area	composed of the municipalities of Arecibo, Barceloneta, Camuy, Ciales, Florida, Hatillo, Lares, Manatí, Morovis, Quebradillas, Utuado and Vega Baja.

Metro-North Health Area	composed of the municipalities of Bayamón, Cataño, Comerío, Corozal, Dorado, Guaynabo, Naranjito, Toa Alta, Toa Baja and Vega Alta.

South West Health Area	composed of the municipalities of Adjuntas, Guánica, Guayanilla, Jayuya, Peñuelas, Ponce and Yauco.

San Juan Region	composed only of the municipality of San Juan.

APPENDIX B(1)(11)
PREMIUM PAYMENT
Appendix B(1)(11)
Monthly Payment of Premiums per Member
by Geographic Areas
TRIPLE-S Salud, Inc. Plans
Product: SSS Selecto

DSH SNP
Blended
Area:	H4012-003
East	$10.00
Metro-North	$10.00
North	$10.00
North East	$10.00
San Juan	$10.00
South East	$10.00
South-West	$10.00
West	$10.00

APPENDIX C-3 (11)
SERVICES PROVIDED BY DEPARTMENT OF HEALTH
Appendix C-3 (11)
The following services are not included in the Medicaid wrap but are provided by the Department of Health (DOH).
     1. Family Planning — Access to contraceptives method

     2. Education & Counseling in physical health, oral health and nutrition.
     3. Immunization:
•	Vaccines for children from 0 to 21 years of age.
-	Diphteria

-	Polio (ipv)

-	Polio (opv)

-	Hepatitis B

-	MMR

-	Tetanus (TD)

-	Pneumonia

-	HPV

-	Tetramune (DTP-Hip)

-	Immunoglobulin

-	Synagis (for babies)

-	Hepatitis A vaccine for children from 12 to 17 months of age

-	Tetanus/Diphtheria booster every 10 year

-	Chickenpox vaccine for 12 year old child

-	PCV-7 ( for girls and adolescents)

-	Influenza (for 65 years and older)
     4. Transportation — Non-emergency as indicated in State Plan